Exhibit 10.3
10 July 2014

Whirlpool Corporation
200 North M-63
Benton Harbor, MI 49022
USA

Dear Sirs,

Re: Share Purchase Agreement

I make reference to your proposal to enter into the Share Purchase Agreement quoted below.

***

“Mrs.
Claudia Merloni

Milan, July 10, 2014
by hand

Re: Share Purchase Agreement

Dear Sirs:

Following our discussions and negotiations, we propose below the following agreement:

“Share Purchase Agreement

By and between

Mrs. Claudia Merloni, born in Rome, on February 20, 1965, C.F. MRLCLD65B60 H501R (the “Seller”);

- on the one side -
and

Whirlpool Corporation, a company incorporated under the laws of Delaware and having its principal place of business at 2000 North M-63 Benton Harbor, MI 49022 (USA), represented herein by Mr. Marc Bitzer (the “Purchaser”);

- on the other side -

(the Seller and the Purchaser are also defined, collectively, as the “Parties” and each of them, individually, as a “Party”).

WHEREAS

a)
Indesit Company S.p.A. is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni no. 47, 60044 - Fabriano - Ancona, Italy, VAT code and registration in the Register of Enterprises of Ancona no. 00693740425 (having an authorized, issued, and fully paid-in share capital of Euro 102,759,269.40, divided into 114,176,966 ordinary shares having a par value of Euro 0.90 each), the shares of which are listed on the stock market organized and regulated by Borsa Italiana S.p.A. (the “Target” or the “Company”);

b)	Mrs. Claudia Merloni owns no. 5,027,731 shares of the Target, representing 4.403% of the authorized, issued, and fully paid-in share capital of the Target (the “Target Shares”);

c)
in addition to the purchase of the Target Shares set forth hereunder, the Purchaser intends to purchase no. 48,810,000 ordinary shares of the Target, representing 42.749% of the authorized, issued and fully paid-in share capital of the Target owned by Fineldo S.p.A. (a company incorporated under the laws of Italy and having its registered office at Via della Scrofa, no. 64, Rome, Italy, registered in the Register of Enterprises of Rome under no., and Tax code no., 01549810420 (“Fineldo”)) (the “Fineldo Shares”). For this purpose, on the date hereof, the Purchaser has simultaneously entered into a share purchase agreement with Fineldo with respect to the Fineldo Shares (the “Fineldo SPA”);

d)
in addition to the purchase of the Target Shares set forth hereunder and the purchase of the Fineldo Shares set forth under the Fineldo SPA as contemplated in recital c) preceding, the Purchaser intends to purchase also no. 15,549,930 ordinary shares of the Target, representing 13.619% of the authorized, issued and fully paid-in share capital of the Target, owned by Mr. Vittorio Merloni, born in Fabriano (Ancona), on April 30, 1933; Ms. Franca Carloni, born in Cagli (Pesaro), on May 31, 1933; Mr. Aristide Merloni, born in Rome, on September 4, 1967; Mr. Andrea Merloni, born in Rome, on September 4, 1967; Ms. Maria Paola Merloni, born in Rome, on October 13, 1963; Ms. Antonella Merloni, born in Rome, on July 31, 1965; Ms. Ester Merloni, born in Fabriano (Ancona), on July 3, 1922, Fines S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni, 47 - 60044 Fabriano (Ancona), VAT code and registration in the Register of Enterprises of Ancona 01549820429) (“Fines”) (the “Family (A) Shares”). For this purpose, on the date hereof, the Purchaser has simultaneously entered into a share purchase agreement with Mr. Vittorio Merloni, Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, Ms. Antonella Merloni, Ms. Ester Merloni and Fines (as well as Mr. Vittorio Merloni who is expected to become a party to such agreement in due course) with respect to the Family (A) Shares (the “Family (A) SPA”);

e)	on or before the date hereof, the Company waived any right it might have had to prevent, and granted its consent to, the execution of this Agreement;

f)	this Agreement is being executed simultaneously with the Fineldo SPA and the Family (A) SPA;

g)
Mrs. Claudia Merloni has been a long standing shareholder of the Company, and one director of the Company, the chairman of the board of statutory auditors and an alternate statutory auditor of the Company included in the slates of candidates filed by Mrs. Claudia Merloni have been appointed with the favorable vote of, among others, Mrs. Claudia Merloni.

h)
the Purchaser and the Seller - each on the basis of its/her own analysis, evaluations, and projections are, respectively, willing to purchase, and willing to sell, the Target Shares pursuant to the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which represent a substantial part of this Agreement, the Parties agree as follows.

Article 1
Certain Definitions

1.1 Certain Definitions. In this Agreement, and in the Recitals and Schedules hereto, capitalized terms shall have the meanings ascribed to them below or in other Sections of this Agreement.

“Affiliate”: means, with respect to any Person, any other Person that is Controlled by, Controlling or under common Control with, the first Person.

“Agreement”: means this Agreement, including its Recitals herein and the Schedules hereto.

“Business Day”: means any calendar day other than Saturday, Sunday and any other day on which credit institutions are authorized or required to close in Milan (Italy) or New York City (U.S.A.).

“Closing”: means the carrying out of the activities necessary, under applicable Law, for the purchase and sale of the Target Shares, free and clear of any Encumbrance, the payment of the Purchase Price and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all the obligations and transactions required to be executed, exchanged, performed or consummated pursuant to Article 4 of this Agreement.

“Closing Date”: shall mean the date when the Closing actually occurs pursuant to Section 4.1.

“Contracts, Undertakings, and Instruments”: means any contract, agreement, arrangement, obligation, commitment, undertaking, understanding, transaction, covenant, promise, note, indenture, deed, instrument or other act, of any kind or nature whatsoever, whether oral or written.

“Encumbrance”: means any security interest, pledge, mortgage, lien, charge, encumbrance or restriction on the use, voting or transfer, usufruct, security or enjoyment right (diritto di garanzia o di godimento), sequestration, deed of trust, assignment, freeze, privilege, expropriation, seizure, attachment, claim, opposition, covenant, obligation (including propter rem), burden, limitation, restriction, reservation of title, option, right of first refusal, right of pre-emption, right of set off, right to acquire, other similar restriction or any other third-party right (including in-rem right “diritto reale”, in-rem burden “onere reale”, and contractual rights) or interest, statutory or otherwise, of any kind or nature whatsoever, however created or arising, including by any Contracts, Undertakings, and Instruments, or any other Contracts, Undertakings, and Instruments having, or aimed at creating, the same or similar effects, as the context may require.

“Governmental Authority”: means any (international, foreign, national, European, federal, state, regional, provincial or local) legislative, judicial, executive, administrative, governmental, regulatory entity or any department, commission, board, agency, bureau, official thereof or any other regulatory or stock exchange authority (including Consob and Borsa Italiana S.p.A.).

“ICC”: means the Italian civil code, as approved by Royal Decree no. 262 of March 16, 1942, as subsequently amended and supplemented.

“Law”: means any international, national, federal, state, regional, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

“Person”: means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

“Purchase Price”: has the meaning set forth under Section 2.2.

“Purchaser’s Closing Condition”: has the meaning set forth under Section 3.1(a).

“Seller’s Bank Account” means the bank account opened in the name of the Seller at Banca Mediolanum.

“Tax”: means any international, national, federal, state, regional, provincial, or local income, gross receipts, levies, license, payroll, employments, excise, severance, stamp, occupation, customs duties, capital stock, franchise, termination indemnities, profits, withholding, social security, health insurance, welfare, unemployment, disability, real property, personal property, sales, use transfer, registration, value added, estimated, or other tax or charges of similar nature imposed by any Governmental Authority or, in any event, due under any applicable Law and any additions to tax, fines or penalties payable in connection therewith.

“Unified Financial Act”: means the Italian legislative decree dated February 24, 1998, no. 58, as amended and supplemented.

1.2 Interpretative Rules. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply.

(a)    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

(b)    Gender and number. Any reference in this Agreement to a gender shall include all genders, and defined words imparting the singular number only shall include the plural and vice versa.

(c)    Headings. The division of this Agreement into Articles, Sections and other subsections and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing this Agreement.

(d)    Sections and Articles. All references in this Agreement to any “Section” and/or any “Article” are to the corresponding Section and/or Article, respectively, of this Agreement, unless otherwise specified.

(e)    Control. The term “Control” has the meaning ascribed to it in Article 93 of the Unified Financial Act and the words “Controlling” and “Controlled” shall be construed accordingly.

(f)    Schedules. The Schedules attached to this Agreement shall be, and shall be construed as an integral part of this Agreement.

(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

1.3 Schedules. The following Schedules are attached to, and incorporated in, and form part of, this Agreement:

•	Schedule 7.9(i): Form of resignation of director.

•	Schedule 7.9(ii): Form of resignation of statutory auditor.

Article 2
Sale and Purchase of the Target Shares

2.1 Sale and purchase of the Target Shares. Upon the terms and subject to the conditions of this Agreement, the Seller hereby undertakes to sell and transfer to the Purchaser her Target Shares, free and clear from any Encumbrance, and the Purchaser hereby undertakes to purchase and acquire from the Seller, effective as of the Closing Date and upon the consummation of the Closing, the Target Shares, free and clear from any Encumbrance, in consideration of the Purchase Price to be paid to the Seller.

2.2 Purchase Price. The purchase price for all of the Target Shares has been agreed by the Parties to be Euro 55,305,041.00 (fifty-five million, three-hundred and five thousand, forty-one) (the “Purchase Price”), which entails a price per each of the Target Shares equal to Euro 11.00 (eleven).

Article 3
Conditions Precedent to the Closing

3.1 Condition precedent in favor of the Purchaser.

(a) In addition to the conditions set forth in Section 3.2, the obligation of the Purchaser to proceed with the Closing is subject to the satisfaction, unless waived in writing by the Purchaser (at its sole and absolute discretion), in whole or in part, of the condition precedent provided herein below (the “Purchaser’s Closing Condition”):

(i)    Truthfulness of the representations and warranties. The representations and warranties of the Seller (set forth under Article 5 below), shall be true, correct and accurate in any and all respects as of the Closing Date.

(b)    Failure of Purchaser’s Closing Condition. Without prejudice to article 1359 of the ICC, if the Purchaser’s Closing Condition is not satisfied at the Closing Date, then the Purchaser shall have the right, in addition to any other applicable rights, powers and remedies:
(i) to terminate this Agreement by providing written notice to the Seller, in which case the Parties shall have no further rights or obligations under this Agreement, except those arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement; or
(ii) to waive in writing the Purchaser’s Closing Condition, in whole or in part, at or prior to the Closing Date and proceed to Closing.

3.2 Conditions precedent in favor of both Parties. The obligation of the Purchaser and the Seller to proceed with the Closing with respect to the Target Shares is subject to the satisfaction, unless waived in writing by both the Purchaser and the Seller, of the conditions precedent provided herein below:

(i)    Adverse Law. No applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the sale of the Target Shares.

(ii)    Adverse Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or other Governmental Authority that would make illegal or invalid or otherwise prevent the consummation of the sale of the Target Shares.

(iii)    No violation of Law. The consummation of the sale of the Target Shares shall not violate any applicable Law.

Article 4
The Closing

4.1 Date and place of Closing. Subject to the conditions precedent set forth in Article 3 above, the Closing shall take place in Milan on the 5th Business Day following the date of execution of this Agreement.

4.2 Actions at Closing. In addition to any other action to be taken pursuant to this Agreement, on the Closing Date:

(a)	Actions by Seller.

The Seller shall:

(i)
simultaneously with the irrevocable instructions of the Purchaser pursuant to Section 4.2(b)(i), (A) transfer the Target Shares, free and clear of any Encumbrance, to the Purchaser on the Purchaser’s account that the Purchaser shall have notified to the Seller in writing at least 4 (four) Business Days before Closing (the “Purchaser Account”) by giving irrevocable instructions to the “intermediary” with whom she holds the account where the Target Shares are registered (the “Seller Intermediary”), to: transfer the Target Shares to the Purchaser Account and carry out all actions and activities in connections thereto (including communicating to Monte Titoli S.p.A. the transfer of the Target Shares to the aforesaid Purchaser Account); and (B) deliver to the Purchaser a written statement of the Seller Intermediary, evidencing that said instructions have been duly complied to;

(ii)
execute and deliver, or cause to be executed and delivered, to the Purchaser, such documents or other instruments as may be necessary, under applicable Law, to effect the transfer of the Target Shares in favour of the Purchaser in accordance with any applicable Law.

(b)	Actions by the Purchaser.

The Purchaser shall:

(i)
simultaneously with the irrevocable instructions of the Seller pursuant to Section 4.2(a)(i), give irrevocable instructions to a bank/credit institution to pay the Purchase Price, in immediately available funds with value date (i.e., “data valuta”) on the Closing Date, by wire transfer to the Seller’s Bank Account;

(ii)
execute and deliver, or cause to be executed and delivered, to the Seller, such documents or other instruments as may be necessary, under applicable Law, to effect the purchase of the Target Shares from the Seller in accordance with any applicable Law.

4.3 One Transaction - No Novation.

(a) All actions and transactions constituting the Closing pursuant to Section 4.2 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing have been properly performed in accordance with the provisions of this Agreement.

(b) No document executed or activity carried out on the Closing Date shall have the effect of amending, superseding, affecting or novating any provision of this Agreement, which shall survive and continue to be binding upon the Parties in accordance with their terms.

Article 5
Representations and Warranties of the Seller

(A) In addition to any other representation or warranty however provided under the Law or otherwise, the Seller hereby makes the following representations and warranties to the Purchaser, each of which shall be true, correct, and accurate as of the date hereof and any date up to, and including, the Closing Date with reference to the facts, events, circumstances and/or situations existing as of any such date (including the Closing Date) according to the provisions below.

5.1 Representations and warranties relating to the Seller

5.1.1    Good standing. The Seller is not subject to any insolvency, bankruptcy or other similar proceedings under any applicable Laws, has not stopped payment of her debts as they fall due or is she insolvent or unable to pay her debts as they fall due. The Seller has the full power and authority to own the Target Shares.

5.1.2    Authorization.

(a)     The Seller has the power to duly execute and deliver this Agreement, which constitutes the valid and binding obligation of the Seller enforceable against her in accordance with its terms and conditions. The Seller is not married under joint estate regime (regime di comunione dei beni).

(b)    No application to, or filing with, or consent, authorization or permit, registration, declaration or exemption by any Governmental Authority or other Person is required by the Seller in connection with the execution and performance of this Agreement or the purchase of the Target Shares contemplated hereby.

5.1.3    No conflict. The execution and delivery of this Agreement and the consummation of the purchase of the Target Shares contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, require any notice under, or violate any Law or Contracts, Undertakings and Instruments applicable to or binding on the Seller. Without prejudice to the foregoing, the Seller is not a party to any Contracts, Undertakings and Instruments with Fineldo or other members of the Merloni family, that would, directly or indirectly, prevent the execution or the performance of this Agreement.

5.1.3    No Brokers. No banker, broker, finder or other intermediary retained to act on behalf of the Seller, or otherwise involved in the negotiation, preparation or consummation of the purchase of the Target Shares contemplated hereby, might be entitled to any fee or commission from the Purchaser, its Affiliates or from the Target or the Subsidiaries in connection with the purchase of the Target Shares contemplated by this Agreement.

5.2 Representations and warranties relating to the Target Shares

5.2.1    Ownership and transfer of title. The Seller has full and exclusive beneficial ownership of, is the sole record holder of, and has good, full and exclusive title (proprietà) to, the Target Shares, free and clear of any Encumbrance, has full, exclusive, rightful, legitimate right, power, and authority to sell and transfer such ownership and title in accordance with the terms of this Agreement, and, upon consummation of the actions constituting the Closing, the Purchaser will acquire full and exclusive beneficial ownership of, and become the sole record holders of, and acquire good, full and exclusive title (proprietà), to the Target Shares free and clear of any Encumbrances.

5.2.2 Target Shares The Target Shares are entitled to the economic, governance, and voting rights of the Company in accordance with the Law and the Company’s By-Laws.

Article 6
Representations and Warranties of the Purchaser

6.1 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Seller, each of which shall be true and correct as of the date hereof and as of the Closing Date.

6.1.1    Organization and Standing. The Purchaser is a corporation duly organized, validly existing under its Laws of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

6.1.2    Authorization. All corporate actions and formalities and other internal proceedings required to be taken by or on behalf of the Purchaser to authorize the same to enter into and to carry out this Agreement have been duly and properly taken; the Purchaser has the power to duly execute and deliver this Agreement which constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms and conditions.

6.1.3    No Conflict. The execution and delivery of this Agreement and the consummation of the purchase of the Target Shares contemplated hereby will not conflict with, or result in a breach of, or constitute a default under the by-laws of the Purchaser or violate any Law applicable to the Purchaser.

6.1.4.    No Broker. No banker, broker, finder or other intermediary retained to act on behalf of the Purchaser, or otherwise involved by the Purchaser in the negotiation, preparation or consummation of the purchase of the Target Shares contemplated hereby might be entitled to any fee or commission from the Seller in connection with the purchase of the Target Shares contemplated by this Agreement.

Article 7
Miscellaneous Provisions

7.1 Assignment. No third party beneficiaries. Designated Subsidiary.

(a)     This Agreement and all of the terms and conditions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors.

(b)    Neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall have no effect, except that the Purchaser may, at any time, assign any of its rights, interests or obligations hereunder to any of its Affiliates.

(c)    Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

(d)    Pursuant to article 1401 of the ICC, the Purchaser shall have the right to designate an Affiliate to become a Party (or an additional Party) to this Agreement (the “Designated Subsidiary”) and to purchase, and pay for, all or part of the Target Shares in accordance with the terms hereof, provided that such designation is made in compliance with the following provisions:
(i) anything in articles 1402 and 1403 of the ICC to the contrary notwithstanding, any designation pursuant hereto shall be made and communicated to the Seller not later than 5 (five) Business Days prior to the Closing Date together with the written unconditional acceptance of the Designated Subsidiary of the designation and of all the terms and conditions of this Agreement, including the express acceptance of the arbitration agreement contained in Section 7.11;
(ii) the Designated Subsidiary shall be a company fully-owned, directly or indirectly, by the Purchaser;
(iii) the Purchaser shall remain jointly and severally obligated to the Seller in respect of all the Purchaser’s obligation under this Agreement; and
(iv) following the designation, to become a Party to this Agreement in lieu of the Purchaser any reference made to the Purchaser under this Agreement shall be deemed to be made to the Designated Subsidiary. Notwithstanding the designation of the Designated Subsidiary hereunder, the arbitration agreement contained in Section 7.11 shall continue to apply also to the original Purchaser.

7.2 Notices. All notices, request, demands or other communications required or permitted under this Agreement shall be given in writing and delivered personally or by courier, registered or certified mail, or sent by facsimile, as follows:

if to the Purchaser:

Whirlpool Corporation
2000 North M-63
Benton Harbor, MI 49022
(USA)
Fax: +1 (269) 923-3722
Attention: Kirsten Hewitt, General Counsel

with copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Via San Paolo 7
20121 Milan
Fax: + 39 02 86984440
Attention: Mr. Roberto Casati and Mr. Roberto Bonsignore

if to the Seller:

Mrs. Claudia Merloni
Piazza della Maddalena 6
Roma, Italy
Fax: +39 06 32652660
with a copy (which shall not constitute notice) to :

Gianni, Origoni, Grippo, Cappelli & Partners
Piazza Belgioioso, 2
20121 Milan
Fax: +39 02 76009628
Attention: Mr. Roberto Cappelli

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by courier, such communication shall be deemed delivered upon receipt; and if sent by registered or certified mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

7.3 Fees and other expenses. Irrespective of whether the Closing shall have occurred, each of the Purchaser and the Seller shall pay its own Taxes (including withholding Taxes, which will be borne by the payee), fees, expenses and disbursements incurred, and/or due, by them in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to such Party’s respective auditors, advisors and legal counsel.

7.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof.

7.5 Confidentiality - Public announcements. The Seller shall keep, and shall cause her Affiliates, officers, directors, managers, employees and advisors to keep, secret and confidential this Agreement, and all transactions contemplated herein, provided that the Seller shall not be in breach of this undertaking by virtue of any disclosure required by Law or by any Governmental Authorities (provided that the Seller shall provide the other Parties, to the extent legally and practically feasible, prompt advance notice of any such requirement and disclosure), made pursuant to arbitration proceedings hereunder, or if necessary to enforce performance of this Agreement. Nothing in this Agreement shall prevent the Purchaser from disclosing this Agreement or its content, provided that any disclosure by the Purchaser or any third party of the existence or content of this Agreement shall release pro tanto the Seller from her related confidentiality obligations hereunder.

7.6 Amendments in Writing. Waivers. No changes, amendment of, or waiver of any rights under, this Agreement shall be effective unless made in writing and signed by the Parties hereto. Except for the cases of forfeiture (decadenza) expressly provided for by this Agreement, the failure to exercise or any delay in exercising a right, power or remedy provided by this Agreement or applicable Law does not impair or constitute a waiver of such right, power or remedy. No single or partial exercise of any right, power or remedy provided by this Agreement or by applicable Law shall prevent any further exercise of the same or of any other right, power or remedy. Any waiver of any right, power or remedy may be granted subject to such conditions as the grantor may in its sole and absolute discretion decide. Any such waiver (unless otherwise specified in writing) shall only be a waiver for the particular purpose for which it was given. No such waiver shall be deemed to constitute a waiver of the same right, power or remedy at a future time or as a waiver of any other right, power or remedy under this Agreement or the Law or a waiver applicable either to other circumstances involving the same right, power or remedy or to any other term or condition of this Agreement or the Law.

7.7 Severability. If any non-essential provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

7.8 Further Assurances. The Parties agree to take all actions and execute all documents as may be reasonably required, necessary, appropriate or advisable in order to properly and expeditiously carry out this Agreement.

7.9 Resignation of director and statutory auditors. The Seller shall use her best effort to procure that: (i) the director of the Company included in the slate of candidates filed and voted by the Seller resign from his office on the date of the closing of the sale and transfer of the Fineldo Shares in favor of the Purchaser pursuant to the Fineldo SPA and waive any right or claim, for compensation, or any other title, against the Company, by way of resignation letters in the form of Schedule 7.9(i); and (ii) the effective and the alternate statutory auditor of the Company included in the slate of candidates filed and voted by the Seller to resign from their office effective on the date of the closing of the sale and transfer of the Fineldo Shares in favor of the Purchaser pursuant to the Fineldo SPA and waive any right or claim, for compensation, or any other title, against the Company, by way of resignation letters in the form of Schedule 7.9(ii).

7.10 Applicable Law. This Agreement and the agreements, documents, and instruments executed hereunder (including the arbitration agreement set forth in Section 7.11), as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be governed by, and construed and interpreted exclusively in accordance with, the substantive Laws of the Republic of Italy with the exclusion of any conflict-of-laws rules.

7.11 Arbitration.

(A) Any dispute arising, in whole or in part out of, related to, based upon, or in connection with this Agreement and/or its subject matter, as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be finally settled by arbitration under the Rules of Arbitration of the Milan Arbitration Chamber (hereinafter, the “Rules”). There shall be three arbitrators, appointed in accordance with the Rules. The President of the arbitral tribunal shall be nominated by the co-arbitrators nominated by the Parties within 30 days from the confirmation or appointment of the co-arbitrators. Unless otherwise agreed in writing by the Parties, the seat of the arbitration shall be in Milan. The proceedings and award shall be in the English language. The cost of the arbitration, including attorneys’ fees, shall be assessed by the arbitral tribunal, which will be required to make such cost allocation with respect to any award issued. Each of the Parties irrevocably submits to the jurisdiction of the arbitral tribunal and waives any objection to proceedings with the arbitral tribunal on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. All procedural matters, including the arbitration proceedings, shall be governed by Italian law.

(B) Without prejudice to the provisions of Section 7.11(A) and to the jurisdiction of the arbitrators contemplated thereby, the Seller and the Purchaser hereby submit to the exclusive jurisdiction of any competent court in Milan (Italy) any legal suit, action or proceeding arising out of or in connection with this Agreement which may, as a matter of any applicable Law, not be settled or resolved by arbitration. For the avoidance of doubt, either Party may seek an interim injunction or ask for urgent relief (misure cautelari) in any court of competent jurisdiction, it being understood that the Emergency Arbitrator Provisions of the ICC Rules shall apply.”

*** * ***

If agree with the foregoing, please send us an identical letter of your own duly executed as a sign of your complete and unconditional acceptance, including the schedules also duly signed.

Yours sincerely,

Whirlpool Corporation

/s/ Marc Bitzer
Name: Marc Bitzer
Title: President

***

I hereby confirm my full acceptance of the Share Purchase Agreement.

Claudia Merloni

/s/ Claudia Merloni

Schedule 7.9(i)

Form of resignation of director
To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Directors

To the attention of the Chairman of the Board of Statutory Auditors

By registered letter sent in advance via e-mail

[place], [date]
Re: Resignation from the office of director of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of member of the board of directors of Indesit Company S.p.A. (the “Company”), effective as of the date of closing of the acquisition, by Whirlpool Corporation or one of its subsidiaries, of the shareholding in the Company held by Fineldo S.p.A.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
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Schedule 7.9(ii)

Form of resignation of statutory auditor
To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Statutory Auditors

To the attention of the Board of Directors

By registered letter sent in advance via e-mail

[place], [date]

Re: Resignation from the office of [alternate / standing] statutory auditor of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of [alternate / standing] member of the board of Statutory Auditors of Indesit Company S.p.A. (the “Company”), effective as of the date of closing of the acquisition, by Whirlpool Corporation or one of its subsidiaries, of the shareholding in the Company held by Fineldo S.p.A.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
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